Exhibit No. 21


SUBSIDIARIES OF THE VALSPAR CORPORATION


The following are wholly-owned subsidiaries of The Valspar Corporation and do business under its corporate name:


                                                          State of Incorporation
                                                          ----------------------
Engineered Polymer Solutions, Inc.                            Delaware

Valspar Inc.                                                  Canada

Valspar Refinish, Inc.                                        Mississippi

The Valspar (UK) Holding Corporation, Limited                 United Kingdom


Subsidiaries not listed would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.